Type:          424B3
Sequence:      1
Description:   InteliData 424B3
                                                           Prospectus Supplement
                                                      Filed under Rule 424(b)(3)
                                                   Registration Number 333-85313

                       InteliData Technologies Corporation

         The Prospectus dated August 26, 1999 (the "Prospectus"), relating to the sale of shares of common stock ("Common Stock") of InteliData Technologies Corporation (the "Company") to be issued upon the conversion of the Company's 4% Series B Convertible Preferred Stock and upon exercise of warrants granted to certain selling stockholders, is hereby supplemented by replacing the table of selling stockholders set forth on page 15 of the Prospectus with the new selling stockholder table set forth below, which information is as of the date of this Prospectus Supplement.

                                           Shares Beneficially       Shares To Be Offered    Shares Beneficially Owned
                                           -------------------       --------------------    -------------------------
Name                                          Owned Before the                                 After the Offering <F2>
-----                                         -----------------                                ----------------------
                                                Offering <F1>
                                                ------------
----------------------------------------- -------------------------- ----------------------- ---------------------------
Pacific Continental Securities Corp.<F3>           72,000                    72,000                     -0-
----------------------------------------- -------------------------- ----------------------- ---------------------------
----------------------------------------- -------------------------- ----------------------- ---------------------------
Stephen T. Lyon <F3>                               23,000                    23,000                     -0-
----------------------------------------- -------------------------- ----------------------- ---------------------------
----------------------------------------- -------------------------- ----------------------- ---------------------------
Richard G. Sarkisian<F3>                           18,000                    18,000                     -0-
----------------------------------------- -------------------------- ----------------------- ---------------------------
----------------------------------------- -------------------------- ----------------------- ---------------------------
Gregory E. Presson<F4>                              9,722                     9,722                     -0-
----------------------------------------- -------------------------- ----------------------- ---------------------------
----------------------------------------- -------------------------- ----------------------- ---------------------------
Carl E. Frankson <F4>                              10,000                    10,000                     -0-
----------------------------------------- -------------------------- ----------------------- ---------------------------
----------------------------------------- -------------------------- ----------------------- ---------------------------
Stephen D. Weinress <F4>                           40,000                    40,000                     -0-
----------------------------------------- -------------------------- ----------------------- ---------------------------
----------------------------------------- -------------------------- ----------------------- ---------------------------
Patrick S. Bannister <F4>                           6,648                     6,648                     -0-
----------------------------------------- -------------------------- ----------------------- ---------------------------
----------------------------------------- -------------------------- ----------------------- ---------------------------
Andre Guardi <F4>                                   1,934                     1,934                     -0-
----------------------------------------- -------------------------- ----------------------- ---------------------------
----------------------------------------- -------------------------- ----------------------- ---------------------------
Paul Donnelly <F4>                                    968                       968                     -0-
----------------------------------------- -------------------------- ----------------------- ---------------------------
----------------------------------------- -------------------------- ----------------------- ---------------------------
Chester White <F4>                                 27,084                    27,084                     -0-
----------------------------------------- -------------------------- ----------------------- ---------------------------
----------------------------------------- -------------------------- ----------------------- ---------------------------
Doug Dust  <F4>                                     2,500                     2,500                     -0-
----------------------------------------- -------------------------- ----------------------- ---------------------------

<F1> Except as described  below,  we  determined  the number of shares  that the selling stockholders beneficially own in accordance with Rule l3d-3 under the Exchange Act. The information presented is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.

<F2> Assumes  resale of all shares  offered in this prospectus.

<F3> Represents  shares of our common stock  issuable on  conversion  of 113,000 warrants originally issued to four designees of Pacific Continental Securities Corp. on July 22, 1999 pursuant to private placement agreement, 72,000 of which have been transferred to Pacific Continental Securities Corp.

<F4> Represents  shares of our common  stock  issuable on  conversion  of 98,856 warrants issued to eight designees of L.H. Friend, Weinress, Frankson & Presson, Inc. on March 30, 1999 pursuant to an agreement to provide financial advisory services.

                  The date of this Prospectus Supplement is May 10, 2000